SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No.__)*


                            The TriZetto Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    896882107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 13 Pages

-------------------------                              -------------------------
CUSIP NO. 896882107                   13 G                 Page 2 of 13 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi Ventures IV, L.P. ("DV IV")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      2,680,746  shares,  except that DMP
      OWNED BY EACH REPORTING                IV, the  general  partner of DV IV,
              PERSON                         and   Bochnowski,   Douglass,   and
               WITH                          Lothrop,  the  general  partners of
                                             DMP  IV,  may  be  deemed  to  have
                                             shared power to vote these shares.
                                    -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             2,680,746  shares,  except that DMP
                                             IV, the  general  partner of DV IV,
                                             and   Bochnowski,   Douglass,   and
                                             Lothrop,  the  general  partners of
                                             DMP  IV,  may  be  deemed  to  have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      2,680,746
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       13.64%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 896882107                   13 G                 Page 3 of 13 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi BioInvestments IV, L.P. ("DBI IV")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      55,268 shares,  except that DMP IV,
      OWNED BY EACH REPORTING                the general  partner of DBI IV, and
              PERSON                         Bochnowski,  Douglass, and Lothrop,
               WITH                          the general partners of DMP IV, may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             55,268 shares,  except that DMP IV,
                                             the general  partner of DBI IV, and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general partners of DMP IV, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      55,268
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.28%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 896882107                   13 G                 Page 4 of 13 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi Management Partners IV, L.L.C. ("DMP IV")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      2,736,014    shares,    of    which
      OWNED BY EACH REPORTING                2,680,746 are directly  owned by DV
              PERSON                         IV and 55,268 are directly owned by
               WITH                          DBI  IV.  DMP  IV  is  the  general
                                             partner of DV IV and DBI IV and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0 shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             2,736,014    shares,    of    which
                                             2,680,746 are directly  owned by DV
                                             IV and 55,268 are directly owned by
                                             DBI  IV.  DMP  IV  is  the  general
                                             partner of DV IV and DBI IV and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      2,736,014
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       13.92%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             OO

--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 896882107                   13 G                 Page 5 of 13 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James R. Bochnowski ("Bochnowski")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             2,736,014    shares,    of    which
                                             2,680,746 are directly  owned by DV
                                             IV and 55,268 are directly owned by
                                             DBI  IV.  DMP  IV  is  the  general
                                             partner  of DV IV  and  DBI  IV and
                                             Bochnowski,  a  managing  member of
                                             DMP  IV,  may  be  deemed  to  have
                                             shared power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             2,736,014    shares,    of    which
                                             2,680,746 are directly  owned by DV
                                             IV and 55,268 are directly owned by
                                             DBI  IV.  DMP  IV  is  the  general
                                             partner  of DV IV  and  DBI  IV and
                                             Bochnowski,  a  managing  member of
                                             DMP  IV,  may  be  deemed  to  have
                                             shared power to vote these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      2,736,014
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       13.92%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 896882107                   13 G                 Page 6 of 13 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David Douglass ("Douglass")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             2,736,014    shares,    of    which
                                             2,680,746 are directly  owned by DV
                                             IV and 55,268 are directly owned by
                                             DBI  IV.  DMP  IV  is  the  general
                                             partner  of DV IV  and  DBI  IV and
                                             Douglass,  a managing member of DMP
                                             IV,  may be deemed  to have  shared
                                             power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             2,736,014    shares,    of    which
                                             2,680,746 are directly  owned by DV
                                             IV and 55,268 are directly owned by
                                             DBI  IV.  DMP  IV  is  the  general
                                             partner  of DV IV  and  DBI  IV and
                                             Douglass,  a managing member of DMP
                                             IV,  may be deemed  to have  shared
                                             power to vote these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      2,736,014
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       13.92%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 896882107                   13 G                 Page 7 of 13 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Donald J. Lothrop ("Lothrop")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             2,736,014    shares,    of    which
                                             2,680,746 are directly  owned by DV
                                             IV and 55,268 are directly owned by
                                             DBI  IV.  DMP  IV  is  the  general
                                             partner  of DV IV  and  DBI  IV and
                                             Lothrop,  a managing  member of DMP
                                             IV,  may be deemed  to have  shared
                                             power to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             2,736,014    shares,    of    which
                                             2,680,746 are directly  owned by DV
                                             IV and 55,268 are directly owned by
                                             DBI  IV.  DMP  IV  is  the  general
                                             partner  of DV IV  and  DBI  IV and
                                             Lothrop,  a managing  member of DMP
                                             IV,  may be deemed  to have  shared
                                             power to vote these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      2,736,014
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       13.92%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


ITEM 1(a). NAME OF ISSUER:

           The TriZetto Group, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           567 Nicholas Drive, Suite 360
           Newport Beach, California 92660


ITEM 2(a). NAME OF PERSONS FILING:

           This Statement is filed by Delphi Ventures IV, L.P., a Delaware limited partnership ("DV IV"), Delphi BioInvestments IV, L.P. ("DBI IV"), Delphi Management Partners IV, L.L.C., a Delaware limited liability company ("DMP IV"), James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           DMP IV is the general partner of DV IV and DBI IV, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by DV IV and DBI IV. Bochnowski, Douglass and Lothrop are the managing members of DMP IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by DV IV and DBI IV.


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address for each of the Reporting Persons is:

           Delphi Ventures
           3000 Sand Hill Rd.,
           Building I, Suite 135
           Menlo Park, CA 94025


ITEM 2(c). CITIZENSHIP:

           DV IV and DBI IV are Delaware limited partnerships, DMP IV is a Delaware limited liability company, and Bochnowski, Douglass and Lothrop are United States citizens.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock


ITEM 2(e). CUSIP NUMBER:

           CUSIP # 896882107


ITEM 3.    Not Applicable

                                                              Page 9 of 13 Pages


ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

               (a) Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

                                                             Page 10 of 13 Pages


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreements of DV IV and DBI IV, and the operating agreement of DMP IV, the general and limited partners and members of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable


ITEM 10.   CERTIFICATION:

           Not applicable

                                                             Page 11 of 13 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2000


                                          /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski, individually, and
                                          on behalf of DV IV, in his capacity as
                                          a managing member of DMP IV, the
                                          general partner of DV IV, on behalf of
                                          DBI IV, in his capacity as a managing
                                          member of DMP IV, the general partner
                                          of DBI IV, and on behalf of DMP III in
                                          his capacity as a managing member
                                          thereof.


                                          /s/ David L. Douglass
                                          --------------------------------------
                                          David L. Douglass


                                          /s/ Donald J. Lothrop
                                          --------------------------------------
                                          Donald J. Lothrop

                                                             Page 12 of 13 Pages


                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  13

                                                             Page 13 of 13 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of The TriZetto Group, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 10, 2000


                                          /s/ James J. Bochnowski
                                          --------------------------------------
                                          James J. Bochnowski, individually, and
                                          on behalf of DV IV, in his capacity as
                                          a managing member of DMP IV, the
                                          general partner of DV IV, on behalf of
                                          DBI IV, in his capacity as a managing
                                          member of DMP IV, the general partner
                                          of DBI IV, and on behalf of DMP III in
                                          his capacity as a managing member
                                          thereof.


                                          /s/ David L. Douglass
                                          --------------------------------------
                                          David L. Douglass


                                          /s/ Donald J. Lothrop
                                          --------------------------------------
                                          Donald J. Lothrop